EMPLOYMENT SERVICES AGREEMENT

This Employment Services Agreement (the “Agreement”) is entered into as of the 6th day of April, 2012, by and between EASTERN RESOURCES, INC., a Delaware corporation, with a business address of 1610 Wynkoop Street, Suite 400, Denver, CO 80202 (the “Company”), and Patrick Imeson, an individual residing at One Lincoln Park, 2001 Lincoln Street, Denver, CO 80202 (the “Executive”).

INTRODUCTION

WHEREAS, the Company desires to employ the Executive under the title and capacity set forth on Schedule A hereto and the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.           Employment Period. The term of the Executive’s employment by the Company (directly or through its subsidiary) pursuant to this Agreement (the “Employment Period”) shall commence upon the date hereof (the “Effective Date”) and shall continue for that period of calendar months from the Effective Date set forth on Schedule A hereto. Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year each, unless either party shall have given to the other at least thirty (30) days’ prior written notice of their intention not to renew the Executive’s employment prior to the end of the Employment Period or the then applicable renewal term, as the case may be. In any event, the Employment Period may be terminated as provided herein.

2.           Employment; Duties.

(a)      General.       Subject to the terms and conditions set forth herein, the Company shall employ the Executive to act for the Company during the Employment Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such employment. The duties and responsibilities of the Executive shall include such duties and responsibilities appropriate to such office as the Company’s Board of Directors (the “Board”) may from time to time reasonably assign to the Executive, as initially specified on Schedule A attached hereto, with such authority and responsibilities, including Company-wide executive, administrative and finance functions as are normally associated with and appropriate for such position.

(b)      Executive recognizes that during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Executive shall devote all of Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company except as set forth in Schedule A. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

(c)      However, the parties agree that: (i) Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph and (ii) Executive may participate as a non-employee director and/or investor in other companies and projects as described by Executive to the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

(d)      Place of Employment. The Executive’s services shall be performed at the Company’s offices located in Denver, Colorado, any other locus where the Company now or hereafter has a business facility and at any other location where Executive’s presence is necessary to perform his duties. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

3.           Base Salary.      The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”). Once the Board has established the Base Salary, such Base Salary may be increased on each anniversary of the Effective Date, at the Board’s sole discretion. The parties expressly agree that what the Executive receives now or in the future, in addition to the regular Base Salary, whether this be in the form of benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period and any renewals thereof, in cash or in kind, shall not be deemed as salary. However, because the Company is a public company subject to the reporting requirements of, inter alia, the US Securities and Exchange Commission (the “SEC”), both parties acknowledge that the Executive’s annual compensation (as determined by the rules of the SEC or any other regulatory body or exchange having jurisdiction), which may include some or all of the foregoing, may be required to be publicly disclosed.

4.           Bonus.      (a) The Company may pay the Executive an annual bonus (the “Annual Bonus”), at such time and in such amount as may be determined by the Board in its sole discretion. The Board may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of operational, financial or other milestones (“Milestones”) established by the Board in consultation with the Executive and that all or any portion of any Annual Bonus shall be paid in cash, securities or other property.

(b) The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

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5.	Other Benefits

(a)          Stock Option Grant.    The Executive shall be entitled to receive those stock options under the Company’s 2012 Equity Incentive Plan as specified in Schedule A hereto. Any additional option grants to the Executive shall be at the option of the Board.

(b)          Insurance and Other Benefits.     During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in the Company’s insurance programs and any ERISA benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board. The Executive shall be bound by all of the policies and procedures established by the Company from time to time. However, in case any of those policies conflict with the terms of this Agreement, the terms of this Agreement shall control.

(c)          Vacation.     During the Employment Period, the Executive shall be entitled to an annual vacation of at least that number of working days set forth on Schedule A hereto.

(d)          Expense Reimbursement.    The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of Executive’s services under this Agreement, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

6.             Termination; Compensation Due.    The Executive’s employment hereunder may terminate, and the Executive’s right to compensation for periods after the date the Executive’s employment with the Company terminates shall be determined, in accordance with the provisions of paragraphs (a) through (e) below:

(a)          Voluntary Resignation; Termination without Cause.

(i)   Voluntary Resignation.    The Executive may terminate his employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of his employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4 above, except as otherwise required by this Agreement or by applicable law, or to provide the benefits described in Section 5 above, for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary termination, except for the payment of the Base Salary accrued through the date of such resignation.

(ii)   Termination without Cause.    The Company may terminate the Executive’s employment with the Company at any time with or without cause, by delivery to the Executive of a written notice of termination from the Chief Executive Officer of the Company.

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(A)    If the Executive’s employment is terminated by the Company without Cause (as defined below): (1) the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined in Section 6(e) below), (y) with respect to the Annual Bonus, to the extent the Milestones are achieved, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits; and (2) any of the Executive’s unvested stock options as outlined on Schedule A attached hereto shall automatically vest upon the Executive’s termination without Cause. The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B)    If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 7, 8 or 9 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 6 (a)(ii)(A) above, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(b)          Discharge for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i)    any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(ii)    the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

(iii)    the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv)    the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v)    the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi)    the Executive’s refusal to follow the directions of the Board;

(vii)    any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates, or

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(viii)    the Executive’s breach of his obligations under Section 7, 8 or 9 of this Agreement.

In the event the Executive is terminated for Cause, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4 above, or, except as otherwise required by law, to provide the benefits described in Section 5 above, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for the then applicable Base Salary accrued through the date of such termination.

(c)          Disability. The Company shall have the right, but shall not be obligated to terminate the Executive’s employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period, provided longer periods are not required under applicable local labor regulations (a “Permanent Disability”). In the event of a termination of employment due to a Permanent Disability, the Company shall be obligated to continue to make payments to the Executive in an amount equal to the then applicable Base Salary for the Severance Period (as defined below) after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d)          Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4 above, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 5 above, for periods after the date of the Executive’s death except for then applicable Base Salary earned and accrued through the date of death, payable to the Executive or his successor.

(e)          Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this Section 6(e), the Company shall pay to the Executive severance in an amount equal to the then applicable Base Salary for a period equal to the number of months set forth on Schedule A hereto (the “Severance Period”), subject to the Executive’s continued compliance with Sections 7, 8 and 9 of this Agreement for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. Such severance shall be reduced by any cash remuneration paid to the Executive because of the Executive’s employment or self-employment during the Severance Period. The Executive shall continue to receive all Benefits during the Severance Period. The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

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(i) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(ii) removal of the Executive from his position as indicated on Schedule A hereto, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed under this Agreement, within twelve (12) months after a Change of Control (as defined below);

(iii) a reduction by the Company in the then applicable Base Salary or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within 30 days following receipt by the Company of written notice thereof.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f)    Notice of Termination.    Any termination of employment by the Company or the Executive shall be communicated by a written ‘‘Notice of Termination’’ to the other party hereto given in accordance with Section 15 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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(g)    Resignation from Directorships and Officerships.    The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

7.	Non-Competition; Non-Solicitation.

(a)         For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause, during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in the last sentence of Section 2(c) hereof, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the business of the Company or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its Affiliates during the Employment Period, or then included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within the states in which the Company or any of its Affiliates at that time is operating; provided, however, that the Executive may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) including those engaged in the mining business, other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act. Notwithstanding the foregoing, if the Executive shall present to the Board any opportunity within the scope of the prohibited activities described above, and the Company shall not elect to pursue such opportunity within a reasonable time, then the Executive shall be permitted to pursue such opportunity, subject to the requirements of Section 2(c) hereof.

(b)         During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not:

(i) persuade, solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

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(ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section 7 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his obligations under this Section 7.

The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

8.         Inventions and Patents.    The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

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9.	Confidentiality Covenants.

(a)         The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive confidential information, whether such information is written, oral or graphic.

For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) Internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(iii) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

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(b)    The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

10.         Representation.    The Executive hereby represents that the Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

11.         Arbitration.    In the event of any breach arising from the performance of this Agreement, either party may request arbitration. In such event, the parties will submit to arbitration by a qualified arbitrator with the definition and laws of the State of Colorado. Such arbitration shall be final and binding on both parties.

12.         Governing Law/Jurisdiction.    This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado without regard to the conflicts of laws principles thereof.

13.         Public Company Obligations.    Executive acknowledges that the Company is a public company whose common stock has been registered under the US Securities Act of 1933, as amended (the “Securities Act”), and registered under the Exchange Act, and that this Agreement may be subject to the public filing requirements of the Exchange Act. Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company. Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns), absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach of any obligation of Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

14.         Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels (i) any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

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15.         Notices.    All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)         to the Company at:

Eastern Resources, Inc.

1610 Wynkoop Street, Suite 400

Denver, CO 80202

Phone: (303) 893-2334

Fax: (303) 957-5536

Attn: Eric Altman

with a copy to:

Gottbetter & Partners, LLP

488 Madison Avenue

New York, NY 10022-5718

Attn: Adam S. Gottbetter

Fax: (212) 400-6901

(b)          to the Executive at:

Address listed on Schedule A attached hereto.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

16.         Severability.    If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

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17.         Waiver.    The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

18.         Successors and Assigns.    This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

19.         Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

20.         Headings.    Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

21.         Opportunity to Seek Advice.    The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

22.         Withholding and Payroll Practices.    All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties have executed this Employment Services Agreement as of the date first written above.

EXECUTIVE:

/s/ Patrick Imeson
Patrick Imeson

EASTERN RESOURCES, INC.

By:	/s/ Robert Trenaman
Name: Robert Trenaman
Title: Chief Operating Officer

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Schedule A

1.	Employment Period: 36 calendar months.

2.	Employment

Title: Chairman of Board and Chief Executive Officer

Executive Duties:

Chairman

o	The Chairman is responsible for leadership of the Board. In particular, he will:

▪	Ensure effective operation of the Board and its committees in conformity with the highest standards of corporate governance.

▪	Ensure effective communication with shareholders, host governments and other relevant constituencies and that the views of these groups are understood by the Board.

▪	Set the agenda, style and tone of Board discussions to promote constructive debate and effective decision-making.

▪	Chair the Nominations Committee and build an effective and complementary Board, initiating change and planning succession on Board and Group Executive appointments.

▪	Ensure that all Board committees are properly established, composed and operated.

▪	Ensure comprehensive induction programmes for new directors and updates for all directors as and when necessary.

▪	Support the Chief Executive in the development of strategy and, more broadly, to support and advise the Chief Executive.

▪	Maintain access to senior management as is necessary and useful, but not intrude on the Chief Executive’s responsibilities.

▪	Promote effective relationships and communications between non-executive directors and members of the Group Executive Committee.

▪	Ensure that the performance of the Board, its main committees and individual directors is formally evaluated on an annual basis.

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▪	Establish a harmonious and open relationship with the Chief Executive.

Chief Executive Officer

▪	The Chief Executive is responsible for leadership of the business and managing it within the authorities delegated by the Board. In particular, he will:

▪	Develop strategy proposals for recommendation to the Board and ensure that agreed strategies are reflected in the business.

▪	Develop annual plans, consistent with agreed strategies, for presentation to the Board for support.

▪	Plan human resourcing to ensure that the Company has the capabilities and resources required to achieve its plans.

▪	Develop an organisational structure and establish processes and systems to ensure the efficient organisation of resources.

▪	Be responsible to the Board for the performance of the business consistent with agreed plans, strategies and policies.

▪	Lead the executive team, including the development of performance contracts and appraisals.

▪	Ensure that financial results, business strategies and, where appropriate, targets and milestones are communicated to the investment community.

▪	Develop and promote effective communication with shareholders and other relevant constituencies.

▪	Ensure that business performance is consistent with the Business Principles.

▪	Ensure that robust management succession and management development plans are in place and presented to the Board from time to time.

▪	Develop processes and structures to ensure that capital investment proposals are reviewed thoroughly, that associated risks are identified and appropriate steps taken to manage the risks.

▪	Develop and maintain an effective framework of internal controls over risk in relation to all business activities including the Group’s trading activities.

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▪	Ensure that the flow of information to the Board is accurate, timely and clear.

▪	Establish a close relationship of trust with the Chairman, reporting key developments to him in a timely manner and seeking advice and support as appropriate.

The Company recognizes that Imeson also holds the position of Managing Director for Black Diamond Financial Groups and several of its managed funds a and will be splitting his time and attention to approximately one quarter for ESRI and the remaining for Black Diamond Financial Group. This arrangement is contingent that this activity does not conflict with the interests of the Company or impairs his employment performance.

3.	Base Salary: $60,000 per year.

5(a).	Initial Stock Option Grant: 1,000,000

These options are intended to be issued as incentive stock options under IRC requirements.

a.	Should the Company terminate the Executive without Cause pursuant to Section 6(a)(ii) of the Agreement, any unvested stock options shall automatically vest upon the Executive’s termination without Cause.

5(c).	Vacation: To accrue at 1.67 days per month for a total of 20 days per annum

6(e).	Severance Period: Twelve (12) Months

15(b). Executive Contact Information:	Patrick Imeson
One Lincoln Plark,
2001 Lincoln Street,
Denver, CO 80202

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